Exhibit 99.1

Date: March 27, 2007

Contact: Matthew McCardle

317-393-7584

IPL withdraws petition for Empower program

Indianapolis - Indianapolis Power & Light Company (IPL) has withdrawn its for a program called Empower that was filed with the Indiana Utility Regulatory Commission (IURC) in August 2006.

"We believe this filing is no longer necessary since the IURC has initiated state-wide proceedings to study the effectiveness of demand side management (DSM) programs offered across the state of Indiana and time-based pricing and other demand response programs two features of Empower," said Steve Corwell, IPL's senior vice president of Corporate Affairs. " We are participating in these proceedings and believe it is appropriate to wait on their outcome rather than continue the path of a parallel filing."

IPL is seeking approval of a new Green Power offering and a two-year extension of its existing DSM program with the intent that these programs continue while the state-wide proceedings progress. These filings are subject to IURC approval.

Indianapolis Power & Light Company (IPL) provides retail electric service to about 465,000 commercial, industrial and residential customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information, visit www.iplpower.com.

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